UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 15, 2017

Date of Report (Date of earliest event reported)

CACHET FINANCIAL SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18671 Lake Drive East
dellFive Business Park G
Minneapolis, MN	55317
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 698-6980

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

Underwriter Warrants

As previously disclosed on a Current Report on Form 8-K on March 13, 2017 (the “Prior 8-K”), Cachet Financial Solutions, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Lake Street Capital Markets, LLC (the “Representative”), as underwriter and representative of the several underwriters named in Schedule A of the Underwriting Agreement (the “Underwriters”). On March 15, 2017, in connection with the closing of an underwritten public offering of shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), at a public offering price of $4.50 per share (the “Offering”), and pursuant to the terms of the Underwriting Agreement, the Company granted (i) to the Representative, a warrant to purchase 42,000 shares of Common Stock at an exercise price of $4.95 per share and (ii) to National Securities Corporation, a warrant to purchase 28,000 shares of Common Stock at an exercise price of $4.95 per share (collectively, the “Underwriter Warrants”).

The Underwriter Warrants have a term of exercise expiring March 10, 2022, and are exercisable for cash or on a cashless basis. The exercise price and number of shares issuable upon exercise of the Underwriter Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, issuances of Common Stock at a price below the exercise price or a recapitalization, reorganization, merger or consolidation of the Company. Each Underwriter Warrant also entitles the holder of the Underwriter Warrant (i) to require the Company, on up two occasions, to register the shares of Common Stock issuable upon exercise of the Underwriter Warrant and (ii) on or after September 6, 2017, to participate in a future registration of securities that is not then effective as of such date.

The Underwriter Warrants are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K, and the description of the Underwriter Warrants is qualified in its entirety by reference to such exhibits.

Item 3.02 Unregistered Sales of Equity Securities.

Simultaneously with the closing of the Offering, the Company issued (i) 1,440,310 shares of restricted Common Stock to holders of the Company’s Series C Convertible Preferred Stock upon the automatic conversion of the Series C Convertible Preferred Stock at a conversion price equal to $3.60 per share, (ii) 66,667 shares of restricted Common Stock to FLMM Ltd. (“FLMM”) upon FLMM’s conversion of $240,000 of the principal balance of a Convertible Term Promissory Note due March 15, 2017, at a conversion price equal to $3.60 per share, (iii) 248,957 shares of restricted Common Stock James L. Davis (“Mr. Davis”), one of the Company’s directors, upon Mr. Davis’ conversion of the entire $896,243 principal balance of an Amended and Restated Convertible Term Promissory Note due April 30, 201, at a conversion price equal to $3.60 per share (iv) 528,822 shares of restricted Common Stock to Michael J. Hanson (“Mr. Hanson”), one of the Company’s directors, upon Mr. Hanson’s conversion of $1,903,757 of the principal balance of an Amended and Restated Convertible Term Promissory Note due April 30, 2018, at a conversion price equal to $3.60 per share and (v) 150,878 shares of restricted Common Stock to Mr. Hanson upon his conversion of $678,947 of the principal balance of a revolving line of credit note dated May 7, 2014, at a conversion price equal to $4.50 per share.

Additionally, on March 21, 2017, the Company issued 2,799,718 shares of restricted Common Stock upon the Company’s exercise of its option to cause the mandatory conversion of approximately $10.1 million of the aggregate principal balance of certain convertible notes due June, 2017 through January, 2018, at a conversion price equal to $3.60 per share.

Item 9.01 Financial Statements and Exhibits.

4.1	Representative’s Warrant, dated March 15, 2017, issued by Cachet Financial Solutions, Inc. to Lake Street Capital Markets, LLC

4.2	Representative’s Warrant, dated March 15, 2017, issued by Cachet Financial Solutions, Inc. to National Securities Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 21, 2017

CACHET FINANCIAL SOLUTIONS, INC.

By:	/s/ Bryan Meier
Bryan Meier
Chief Financial Officer